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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

                   RETAIL VENTURES, INC. AND HEYWOOD WILANSKY

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is by and between Retail Ventures, Inc. (the "Company") and Heywood Wilansky (the "Executive"), and has been fully executed by both parties effective as of the 1st day of November, 2004. This Agreement shall supercede and replace the agreement between the Executive and Filene's Basement, Inc. ("Filene's"), dated as of February 3, 2003 (the "Prior Agreement") and any other oral or written employment-related agreements between the Executive and the Company and its affiliates, except that all previously awarded equity compensation shall continue in full force and effect with the continuation of existing vesting schedules and rights under the incentive plans and agreements pursuant to which they were issued. The Company agrees to employ the Executive, and the Executive hereby accepts such employment and agrees to serve the Company faithfully and loyally, as the President and Chief Executive Officer of the Company, subject to the supervision, advice and direction of the Chairman (the "Chairman") of the Company's Board of Directors (the "Board") and upon the following terms and conditions:

      1. Term. The Initial Term of this Agreement shall extend from the date hereof through the end of the Company's 2007 fiscal year (the "Initial Term"). Subject to subsection 10.7, this Agreement shall automatically extend for successive one-fiscal-year periods, immediately following the Initial Term, unless the Company gives written notice to the Executive that it does not wish the next automatic extension to continue the Agreement, which notice must be given by the Company to the Executive at least 180 days before the end of the Initial Term of the Agreement or at least 180 days before the end of any such extended one-year term or unless it has been previously terminated as provided in this Agreement (the Initial Term, together with any extensions of the Agreement pursuant to this sentence, the "Term").

      2.    Employment Functions.

            2.1. Position. During the Term, the Executive shall serve as the President and Chief Executive Officer of the Company with such authority and duties as are customary for this position. During the Term, the Executive shall report directly to and be subject to the supervision, advice and direction of the Chairman, and shall be appointed to the Board.

            2.2. Duties. During the Term, the Executive shall devote his full business time, best efforts and undivided attention to the business and affairs of the Company, except for any vacations, illness or disability. The Executive is knowledgeable about the current business affairs and financial status of the Company, and shall have the duties and responsibilities customarily incident to the position of President and Chief Executive Officer. The Executive agrees that he shall observe and be bound by all rules, policies, practices and resolutions heretofore or hereafter adopted in writing by the Company which are generally applicable and provided to the Company's officers and employees and which do not otherwise conflict with this Agreement. Nothing contained in this subsection 2.2 shall be construed to prevent the Executive from: (1) making or holding passive investments in outstanding shares in the securities of publicly-owned companies or other businesses other than organizations competitive with the businesses of the Company and its affiliates, regardless of when and how that investment was

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made, (2) serving on corporate, civic, religious, educational and/or charitable boards or committees, or (3) delivering periodic lectures or fulfilling periodic speaking engagements; provided, however, that none of the foregoing activities may lead to a conflict with the Executive's position, duties or any other obligation in this Agreement.

            2.3. Place of Performance. The Executive's duties will principally be performed in Boston, Massachusetts and/or New York, New York, except for required travel on the Company's business and except to the extent to which the Board or the Chairman requires the Executive to perform duties at another Company office. The Executive may maintain his place of residence in the Boston or New York City metropolitan area.

      3.    Compensation.

            3.1. Salary. Effective November 1, 2004, the Company shall pay to the Executive an annualized base salary of $1,000,000 as compensation for his services under this Agreement. The annualized base salary shall be paid in equal installments in accordance with the Company's payroll practices for executive employees. The Executive's annualized base salary will be increased annually (as of the first day of each fiscal year of the Company) during the Term by a minimum of 2.5 percent of the base salary payable to the Executive hereunder during the preceding fiscal year of the Company (provided that the first such increase hereunder shall occur at the beginning of the 2006 fiscal year ("Fiscal Year 2006")) and may be further increased during the Term at the discretion of the Compensation Committee of the Board.

            3.2.  Incentive Compensation.

                  3.2.1. Incentive Compensation. During the Term, the Executive shall be eligible to receive incentive compensation calculated under the terms of the Company's annual incentive compensation plan for key executives, with a target annual bonus per fiscal year of 100 percent of base salary and a maximum annual bonus per fiscal year of 200 percent of base salary. The actual performance metrics and goals shall be determined in good faith by the Board or the appropriate committee thereof. The Company shall provide the Executive with the following minimum bonus guarantees: For the 2004 fiscal year ("Fiscal Year 2004"), the Executive is guaranteed a $800,000 minimum bonus, payable in April 2005; for the 2005 fiscal year ("Fiscal Year 2005"), the Executive is guaranteed a $1,000,000 minimum bonus, payable in April 2006; for Fiscal Year 2006, the Executive is guaranteed $250,000, payable in April 2007. There are no guaranteed minimum bonuses for fiscal years subsequent to Fiscal Year 2006. Subject to
Section 5.4.2, these bonus guarantees are subject to the Executive's continued employment through the end of the applicable fiscal year.

            3.3.  Equity Compensation.

                  3.3.1. SARs. Subject to the terms of the Retail Ventures, Inc. Amended and Restated 2000 Stock Incentive Plan (the "Stock Incentive Plan"), the Company on November 5, 2004 (the "Grant Date") granted to the Executive 930,000 freestanding stock appreciation rights (the "SARs") in respect of Company common stock, with an exercise price of $6.18 (the "Grant Price"). This special grant is considered to be a three year, front-loaded grant as part of the long-term equity program approved by the Compensation Committee of the Board

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of Directors. 360,000 of these SARs are "Standard SARs," and 570,000 of these
SARs are "Performance SARs." One-third of the Standard SARs shall, subject to continued employment and to Section 5, vest on each of the first three anniversaries of the Grant Date; provided, however, that if on any such scheduled vesting date, the Grant Price equals or exceeds the Fair Market Value (as defined in the Stock Incentive Plan) of a share of Company common stock, the Standard SARs scheduled to vest on such scheduled vesting date shall instead, subject to continued employment and to Section 5, vest on the first anniversary of such scheduled vesting date on which the Fair Market Value of a share of Company common stock exceeds the Grant Price of such Standard SAR (unless such anniversary occurs subsequent to the eighth anniversary of the Grant Date). The Performance SARs shall, subject to continued employment and to Section 5, vest on the eighth anniversary of grant, provided that they will be subject to special accelerated vesting provisions based on the attainment of two equally weighted performance objectives: one-half of the Performance SARs will vest following a rise in the value of Company common stock (based upon the average closing price for 60 consecutive trading days, weighted by share volume each day) to 50% above the Grant Price, while the remaining Performance SARs will vest following a rise in the value of Company common stock (based upon the average closing price for 60 consecutive trading days, weighted by share volume each day) to 125% above the Grant Price. The terms of each SAR provide that immediately upon vesting of such SAR, the Executive will be deemed immediately to exercise such SAR and the Company will pay to the Executive in redemption and cancellation of such SAR a lump sum amount equal to the excess, if any, of (x) the Fair Market Value of a share of Company common stock on the date of such vesting minus (y) the Grant Price. For the avoidance of doubt, the Grant Price for purposes of the performance goals set forth in this subsection 3.3.1 shall be subject to appropriate adjustment pursuant to Section 4.3 of the Stock Incentive Plan.

                  3.3.2. Restricted Stock Units. The Company granted to the Executive on the Grant Date 250,000 restricted stock units (the "Units"). The Units will vest, subject to continued employment and subject to Section 5, in three equal installments on each of the first three anniversaries of the Grant Date. On the date of vesting of any Unit, the Company shall pay to the Executive an amount in cash in redemption and cancellation of such Unit equal to the Fair Market Value of a share of Company common stock on such vesting date. Although the Units are not granted pursuant to the Stock Incentive Plan, the number of Units shall be subject to appropriate adjustment by the Committee (as defined in the Stock Incentive Plan) in the event of the occurrence of an event described in Section 4.3 of the Stock Incentive Plan.

                  3.3.3. Additional Awards. The Executive shall be eligible for discretionary grants of equity compensation as the Board or the appropriate committee thereof may determine from time to time.

            3.4. Benefit Plans. During the Term, the Executive will be entitled to participate in any deferred compensation or other employee benefit plans, including any profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; discount privileges; and other employee welfare benefits made available generally to, and under the same terms as, the Company's other executives.

            3.5. Vacations. Subject to the terms of the Company's vacation policy applicable to senior executives, the Executive shall be entitled to four weeks of vacation. The

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dates of said vacations shall be mutually agreed upon by the Chairman or its designee and the Executive.

            3.6. Effect on Prior Agreement. Although this Agreement is a substitution for and replaces the Prior Agreement, the Executive, the Company and Filene's agree that this substitution and replacement will not be treated as a termination of the Executive's employment under the Prior Agreement or under any compensation or benefit arrangement in which the Executive participated or benefited. However, the Executive's compensation and any other benefits of continuing employment following the date hereof will be governed by the terms of this Agreement and not the terms of the Prior Agreement.

            3.7. Housing and Relocation. During the Term, the Executive may maintain his principal residence in Boston, Massachusetts for as long as he deems appropriate. If requested by the Executive, the Company will provide the Executive with a furnished apartment in New York City during the Term. In the event that the Executive determines that it is appropriate to relocate his principal residence from Boston to New York during the Term, the Company agrees to purchase the Executive's current residence at the Executive's full investment as evidenced by receipts and supporting documentation, including all construction and "finishing" expenses (in the event of such a relocation, the Executive will no longer be entitled to the apartment described in the previous sentence). The purchase of the Executive's residence by the Company shall be completed within 60 days of the Executive's request to the Company. The Company will pay reasonable and customary relocation expenses if the Executive so relocates himself to New York. Any such reimbursement or relocation payments will be grossed up for taxes at the Executive's actual tax rate.

            3.8. Air Travel. The Company shall pay for first class business travel by the Executive.

            3.9. Expenses. During his employment, the Executive shall be entitled to receive prompt reimbursement for all normal and reasonable expenses incurred by him in performing services under this Agreement, including all reasonable expenses of travel, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, and shall be entitled to an annual perquisite allowance from the Company of $50,000 (which amount already includes any associated tax gross-up), payable in equal installments in accordance with the Company's payroll practices for executive employees. The Company shall furnish the Executive with the Company credit cards provided to its other senior executives for use solely in the performance of his duties under this Agreement.

            3.10. Taxes. The compensation provided to the Executive hereunder shall be subject to any withholdings and deductions required by any applicable tax laws.

      4. Executive's Obligations. In consideration of employing the Executive and providing him with the compensation and promises made in this Agreement, the Executive agrees, with respect to the Company (which, for these purposes, includes the Company and all of its subsidiaries, parent corporation and affiliated entities) as follows:

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            4.1.  Confidential Information. The Executive acknowledges that the
Company has a legitimate and continuing proprietary interest in the protection of its confidential information and has invested, and will continue to invest, substantial sums of money to develop, maintain and protect confidential information. The Executive therefore agrees that during and after his employment with the Company and its affiliates, any Confidential Information, as defined below, shall be held in confidence and treated as proprietary to the Company. The Executive agrees not to use or disclose any Confidential Information except to promote and advance the business interests of the Company. The Executive agrees that upon his separation from employment, for any reason whatsoever, he shall not take or copy, and shall immediately return to the Company any documents that constitute or contain Confidential Information. "Confidential Information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other confidential information regarding the business, operations, properties or personnel of the Company and its affiliates which are disclosed to or learned by the Executive as a result of his employment, but shall not include his personal personnel records. Confidential Information also shall not include any information that (1) the Executive had in his possession prior to his first performing services for the Company (or any of its subsidiaries) that was a matter of public knowledge, (2) became or becomes a matter of public knowledge thereafter through sources independent of the Executive, (3) has been or is disclosed by the Company without restriction on its use, or (4) has been or is required to be disclosed by law or governmental order or regulation. The Executive agrees, if there is any reasonable doubt whether an item is "public knowledge," that he will not regard the item as "public knowledge" until and unless the Chairman confirms to the Executive that the information is public knowledge or an arbitrator, acting pursuant to Section 9, determines that the information is "public knowledge."

            4.2. Solicitation of Employees. The Executive agrees that during his employment with the Company and its affiliates, and following the termination of such employment for the longer of two years or any period of salary continuation (such period of employment plus such longer post-employment period, the "Restricted Period"), he shall not (without the written consent of the Company or its subsidiaries as applicable) directly or indirectly, solicit the employees of the Company and its subsidiaries to leave their employment; he shall not employ or seek to employ them; and he shall not cause or induce any of the Company's direct competitors to solicit or employ the employees of the Company and its parent or subsidiaries.

            4.3. Solicitation of Third Parties. The Executive agrees that during the Restricted Period, he shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor or any other person having a business relationship with the Company and its subsidiaries or affiliates to discontinue or reduce the extent of such relationship except in the course of his duties pursuant to this Agreement and with the good faith objective of advancing the Company's business interests.

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            4.4.  Post-Termination Cooperation. The Executive agrees that upon termination of his employment with the Company, he will continue to cooperate in the following areas:

                  4.4.1. With the Company. The Executive agrees that he will make himself reasonably available to answer questions for the Company's officers regarding his position or duties or any project, initiative or effort for which the Executive was responsible during his employment with the Company or its respective affiliates. The Executive also agrees to cooperate with the Company during the course of all third party proceedings arising out of the Company's business about which the Executive has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings and lawsuits (including pre-trial discovery and trial testimony). For purposes of this subsection, cooperation includes, but is not limited to, the Executive's making himself reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents. The Executive will be entitled to receive reasonable compensation and reimbursement for reasonable expenses incurred in connection with any activity described in this subsection.

                  4.4.2. With Third Parties. The Executive agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney's representative (including private investigator) or current or former employee relating to any matter about which the Executive has knowledge or information (other than knowledge or information that is "public knowledge" as defined in subsection 4.l) as a result of his employment with the Company (or any of its affiliates) unless compelled to do so by lawfully-served subpoena or court order. Such matters specifically include, but are not limited to, any pending or threatened lawsuits or administrative investigations. The Executive also agrees to notify the Chairman immediately if he is contacted by a third party or receives a subpoena or court order to appear and testify.

                  4.4.3. With Media. The Executive agrees not to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which the Executive has knowledge or information (other than knowledge or information that is "public knowledge" as defined in subsection 4.1) as a result of his employment with the Company and any affiliate of Company. Such matters specifically include, but are not limited to, any pending or threatened lawsuits or administrative investigations. The Executive also agrees to notify the Chairman immediately if he is contacted by any member of the media.

            4.5. Non-Disparagement. The Executive and the Company agree that during and after the Term of this Agreement, neither shall make any disparaging remarks about the other and the Executive will not make any disparaging remarks about the Company's Chairman or any of the Company's senior executives provided, however, that no disparaging remark shall be deemed made by the Company unless made by a senior officer or director of the Company. However, this subsection will not preclude (1) any remarks that may be made by the Executive under the terms of subsection 4.4, (2) the Company from making disparaging remarks to employees or agents of the Company (with a need to know) about the Executive concerning any

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conduct that may lead to a termination for Cause, as defined in subsection 5.3
(including, but not limited to, initiating a good faith inquiry or investigation that may result in a termination for Cause), but only to the extent reasonably necessary to investigate the Executive's conduct and to protect the Company's interests, (3) the Executive from making disparaging remarks about the Company, concerning any conduct that may lead to a termination for Good Reason, as defined in subsection 5.4 (including, but not limited to, initiating an inquiry or Investigation that may result in a termination for Good Reason), but only to the extent reasonably necessary to investigate the Company's conduct and to protect the Executive's interests, (4) the Company or the Executive from making disparaging remarks in connection with any litigation or arbitration between them, (5) the Company or the Executive from testifying truthfully in response to a subpoena or (6) the Executive from non-publicly raising any objections regarding his duties or directions under Section 2.

            4.6. Remedies. Except as expressly provided in subsection 4.1, the Executive agrees that any disputes under Section 4 shall not be subject to arbitration under Section 9. If the Executive breaches any provision of Section 4 of this Agreement, the damage may be substantial, although difficult to quantify, and money damages may not afford the Company an adequate remedy; therefore, if the Executive breaches or threatens to breach Section 4, the Company shall be entitled, in addition to other rights and remedies, to seek specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

      5. Termination and Related Benefits. Subject to subsection 10.7, this Agreement shall terminate upon the occurrence of the events described in this section. The incentive compensation, Units, SARs, and severance benefits provided under this Agreement are provided in exchange for the covenants and releases made and entered into by and between the Executive and the Company, which covenants and releases have a value equal to 100 percent of such incentive compensation, Units, SARs, and severance benefits.

            5.1. Death. This Agreement shall terminate automatically on the date of the Executive's death. In the event of termination under this subsection 5.1, the Company shall make the following payments to the beneficiary the Executive designates on the attached form or, with respect to any equity compensation, the beneficiary the Executive designates under the Stock Incentive Plan ("Beneficiary"):

                  5.1.1. Base Salary. Base salary earned and unpaid as of the date of termination.

                  5.1.2. Incentive Compensation. The pro rata share of any incentive compensation that, but for the Executive's death, he would have otherwise received under the Company's annual incentive compensation plans for key executives for the year of termination, based on the extent to which performance standards are met on the last day of the year in which the Executive died.

                  5.1.3. SARs. Any SARs that would have vested if the Executive had continued to be employed through the last day of the fiscal year during which he died shall vest on the date they would have so vested. Any SARs that remain unvested at the conclusion of such fiscal year shall be forfeited.

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                  5.1.4. Other Company Equity. All existing Company equity other than SARs shall be governed by the terms of the existing Company plans and the applicable award agreement thereunder. Any unvested Units shall be forfeited.

            5.2. Disability. Upon the Executive's permanent disability, the Company shall have the right to terminate this Agreement immediately upon notice to the Executive. For these purposes, permanent disability shall mean that the Executive cannot, with a reasonable accommodation, perform his duties on a full-time basis for a period of more than six consecutive calendar months due to a physical or mental disability or infirmity. In the event of termination as a result of permanent disability, the Company shall pay to the Executive (and not the Executive's Beneficiary) the amounts and benefits described in subsection
5.1 as if the Executive died on the date his permanent disability is established.

            5.3. Cause. The Company may terminate the Executive's employment for Cause upon notice to the Executive. The Company shall have "Cause" to terminate the Executive's employment upon the Executive's (1) material failure to substantially perform his position or duties, provided that the Company shall make a written demand for substantial performance setting forth the specific reason(s) for same and the Executive shall, if the failure is one that can be cured, have 60 days to cure, (2) illegal or grossly negligent conduct which is materially injurious to the Company, (3) material violation of laws or regulations governing the Company, (4) material act of fraud or dishonesty which has had or is likely to have a material adverse effect upon the Company's operations or financial conditions, or (5) material breach of Section 4 of this Agreement. The Company's dissatisfaction with the Executive's performance, or the business results achieved, shall not constitute Cause under this Section
5.3. The Executive shall have an opportunity to be heard by the Board prior to a termination for Cause. In the event of a termination for Cause, the Company shall pay to the Executive:

                  5.3.1. Base Salary. Any base salary earned to the date of termination.

                  5.3.2. Incentive Compensation. Any unpaid incentive compensation earned under the terms of the Company's annual incentive compensation plan for key executives for the fiscal year that ends before the fiscal year during which he is terminated for Cause, as defined in subsection
5.3 (but no incentive compensation will be given with respect to the fiscal year during which he is terminated for Cause, as defined in subsection 5.3).

                  5.3.3. Equity Compensation Awards. All equity compensation awards shall be governed by the terms of the Stock Incentive Plan and the applicable award agreement thereunder. Any unvested Units shall be forfeited.

            5.4. Without Cause or Good Reason. The Company may terminate the Executive's employment at any time Without Cause upon notice to the Executive. A termination "Without Cause" is a termination of the Executive's employment by the Company for any reason other than those set forth in subsections 5.1, 5.2, 5.3, or 5.8 of this subsection. Also, the Executive may terminate his employment for "Good Reason" (as defined in this section). Except as provided in subsection 5.6, in the event of a termination by the Company Without Cause or by the Executive for Good Reason, the Company shall, subject to subsection 10.5, pay to the Executive:

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                  5.4.1. Base Salary and Welfare Benefits Continuation. Base
salary continuation for a period following the effective date of termination equal to the shorter of (x) the remainder of the Term (as then in effect) plus 18 months or (y) the three-year period commencing on the date of termination, which base salary continuation shall be paid in equal installments in accordance with the Company's payroll practices for executive employees. The Company shall also reimburse the Executive for his cost of maintaining continuing health care coverage for a period of no more than 18 months following the effective date of termination; provided, however, that health insurance reimbursements shall cease upon the Executive's becoming eligible for similar coverage under another benefit plan and further provided that the amount of this reimbursement will not be larger than the sum of the premiums the Executive would have incurred under COBRA to maintain coverage for 18 months under the Company's plan in which he was participating (and at the same level he was participating) when his employment terminated.

                  5.4.2. Incentive Compensation. The pro rata share of any incentive compensation that, but for the Executive's termination, he would have otherwise received under the Company's annual incentive compensation plans for key executives for the year of termination, based upon the extent to which performance standards are met on the last day of such year; provided, however, that if the date of termination occurs prior to the end of Fiscal Year 2006, such prorated bonus shall in no event be less than the amount of the guaranteed bonus provided for the fiscal year during which occurs the date of termination pursuant to subsection 3.2.1. In addition, if the date of termination occurs prior to commencement of a fiscal year with respect to which the Executive is guaranteed a guaranteed bonus pursuant to subsection 3.2.1, the Company shall pay to the Executive the amount of such guaranteed bonus for such fiscal year not yet commenced, such payment to be made at the same time as bonus payments for such fiscal year not yet commenced are made to other Company executives.

                  5.4.3. SARs and Units. Any SARs and Units that would have vested during the three months following such termination shall vest on the date they would have so vested. Any SARs and Units that remain unvested at the conclusion of such three months shall be forfeited.

                  5.4.4. Other Company Equity. All existing Company equity other than SARs and Units shall be governed by the Stock Incentive Plan and the applicable award agreement thereunder.

                  5.4.5. Definition of Good Reason. For purposes of this Agreement, "Good Reason" means without the Executive's express prior written consent, the occurrence of any one or more of the following events during the term of this Agreement and which is not corrected to the Executive's reasonable satisfaction within 60 days after he gives notice to the Chairman of the Company's Board of the circumstance that he believes does or may constitute Good
Reason:

                  (1) A material reduction in the Executive's duties, responsibilities or status with respect to the Company, as compared to those in effect on the effective date of this Agreement (but will not include any changes resulting directly from implementation of a plan that restructures the business organization of the Company and its affiliates,

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      including, without limitation, by way of disaffiliation or liquidation of a subsidiary or division), it being understood that the mere occurrence of a sale of the Company or of a controlling interest therein to a third party shall not constitute such a material reduction as a result of the Company ceasing to be publicly traded or because the Company becomes a subsidiary of another entity;

                  (2) Deprivation of the Executive of the titles of Chief Executive Officer and President of the Company without a simultaneous grant of a more senior title;

                  (3) The permanent assignment to the Executive of job duties materially inconsistent with those contemplated by Section 2;

                  (4) The failure of the Company to maintain the Executive's relative level of coverage under the employee benefit or retirement plans, policies, practices or arrangements as in effect on the effective date of this Agreement, both in terms of the amount of benefits provided and the relative level of the Executive's participation. However, Good Reason will not arise under this subsection if the Company eliminates and/or modifies any of these programs if required by law to do so, to the extent needed to preserve the tax-character of the plan, policy, practice or arrangement, or if such elimination and/or modification applies uniformly to other Company employees similarly situated to the Executive;

                  (5) Any material breach of this Agreement including failure to make any payment or grant provided under this Agreement when due by or on or in behalf of the Company; or

                  (6) After a Change in Control, (i) a requirement that the Executive relocate his principal office or worksite (or the indefinite assignment of the Executive) to a location more than 50 miles distant from
      (A) the principal office or worksite to which he was permanently assigned as of the date hereof or (B) any location to which the Executive is permanently assigned, with his consent, after the date hereof or (ii) relocation of the Company's corporate headquarters to a site that is more than 50 miles distant from (A) its location on the effective date of this Agreement or (B) any location to which it is moved with his concurrence after the effective date of this Agreement. For purposes of this subsection, the Executive will be deemed to have consented to any relocation undertaken as part of a plan that restructures the Company's business organization and which the Executive designed or was materially involved in designing and to which the Executive has specifically agreed in writing or which is contemplated by subsection 2.3.

            5.5. Voluntary Termination by Executive. The Executive may voluntarily terminate his employment with the Company at any time. In the event of the Executive's voluntary termination, the Company shall pay to the Executive the amounts described in subsection 5.3 as if the termination had been pursuant to that subsection.

            5.6. Change in Control. Subject to subsection 5.7, if the Company terminates the Executive's employment Without Cause, as defined in subsection 5.4, or if the Executive

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terminates employment for Good Reason within the 180-day period concluding on the date a Change in Control (as defined in subsection 5.6.4) occurs or within the two-year period beginning on the day following the date of a Change in Control (such 180-day and two-year periods, together, the "Protected Period"), the Company will, subject to subsection 10.5, pay the following amounts (reduced by any amounts paid or benefit provided under subsection 5.4 on account of a termination Without Cause or for Good Reason within the six-month period concluding on the date a Change in Control occurs):

                  5.6.1. Base Salary and Incentive Compensation. Within 30 days, the Company will pay to the Executive a lump sum amount equal to the product of
(x) the sum of (1) the Executive's base salary (at the annual rate in effect on the date of termination), plus (2) the Executive's target bonus (at the annual rate in effect on the date of termination), plus (3) $50,000, times (y) three.

                  5.6.2. Welfare Benefits Continuation. The Company shall also reimburse the Executive for his cost of maintaining continuing health care coverage for the period concluding on the 18-month anniversary of the then-scheduled conclusion of the Term; provided, however, that health insurance reimbursements shall cease upon the Executive's becoming eligible for similar coverage under another benefit plan and further provided that the amount of this reimbursement will not be larger than the sum of the premiums the Executive would have incurred under COBRA to maintain coverage for such period under the Company's plan in which he was participating (and at the same level he was participating) when his employment terminated.

                  5.6.3. SARs and Units. All unvested SARs and Units will vest in full upon such termination.

                  5.6.4. Other Company Equity. All existing Company equity other than SARs and Units shall be governed by the Stock Incentive Plan and the applicable award agreement thereunder.

                  5.6.5. Change in Control. For purposes of this Agreement and except as provided below, "Change in Control" means the occurrence of the following:

                  (1) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") that results in beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) by such Person of 25% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), if upon consummation of such acquisition Schottenstein Stores Corporation ("SSC") (or any successor thereto) and its affiliates (which for purposes of this Section 5.6.5 shall include, without limitation, any trusts established for the benefit of any of Jay L. Schottenstein, Susan S. Diamond, Ann S. Deshe, Lori Schottenstein, Geraldine Schottenstein, any of their respective spouses, children, or lineal descendants, any Person controlled by any such trust, and any beneficiaries of any such trust) (SSC, any successors thereto, and such affiliates, collectively, the "SSC Group") do not own, in the aggregate, a greater percentage than any other Person of the combined voting power of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection 5.6.5(1), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (x) any acquisition by the Company and its affiliates (collectively, the "RVI Group"), (y) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or RVI Group members, or (z) any acquisition pursuant to a transaction which complies with clauses (i),
      (ii) and (iii) of subsection 5.6.5(3); or

                  (2) Other than as a result of the exercise by Cerebrus Partners, L.P. of board representation rights under the Amended and Restated Senior Convertible Loan Agreement, dated as of June 11, 2002, as amended from time to time, there occurs a change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this subsection 5.6.5(2), that any individual who becomes a member of the Board subsequent to the date hereof, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

                  (3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction") if upon consummation of such Corporate Transaction, the SSC Group does not own, in the aggregate, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from the Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) entitled to vote generally in the election of directors; excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company and its affiliates, any employee benefit plan (or related trust) of the Company and its affiliates, or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) at least a majority of the members of the board of directors of such corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction; or

                  (4) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

In no event will an initial public offering of any direct or indirect subsidiary of the Company or a distribution of the shares of any such subsidiary to shareholders of the Company or an affiliate of the Company be treated as a Change in Control for purposes of this Agreement.

            5.7.  Excise Tax Equalization Payment.

                  5.7.1. If the Executive becomes entitled to a payment under subsection 5.6 and/or any other payment or benefit under this Agreement or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments") and if any of the Total Payments will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar tax that may hereafter be imposed (the "Excise Tax"), the Company shall pay to the Executive in cash an additional lump sum amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax, wage, employment and Excise Tax upon the Gross-Up Payment (including FICA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practicable following the effective date of the Executive's termination, but in no event beyond thirty
(30) days from such date. Notwithstanding the foregoing provisions of this
Section 5.7.1, if it shall be determined that some of the Total Payments would be subject to the Excise Tax, but that the Parachute Value of the Total Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable to the Executive under this Agreement shall be reduced so that the Parachute Value of the Total Payments, in the aggregate, equals the Safe Harbor Amount. For purposes of the preceding sentence, (i) "Parachute Value" of a Total Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Total Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, and (ii) "Safe Harbor Amount" means 2.99 times the Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

                        5.7.2. In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate, including, but not limited to, the counsel of its independent auditors. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

                        (1) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any Person (as defined in subsection 5.6.4) whose actions result in a Change in Control or any Person affiliated with the Company or such Persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(l) shall be treated as subject to the Excise Tax, unless in the opinion of the Company's independent auditors, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

                        (2) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying subsection 5.7.2(1)); and

                        (3) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                        (4) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the effective date of the Executive's termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                        5.7.3. In the event the Internal Revenue Service adjusts the computation of the Company under subsection 5.7.2 so that the Executive did not receive the greatest net benefit to which he should been entitled under this Agreement, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Company; provided, however, that the Executive follows the procedures set forth in this subsection 5.7.3.

                        (1) The Executive shall notify the Company if and when he consents to the extension of the statute of limitations for any year for which a payment is made under subsection 5.6;

                        (2) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten
      (10) business days after the later of either: (A) the date the Executive has actual knowledge of such claim or (B) ten (10) days after the Internal Revenue Service issues to the Executive either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                              (i) Give the Company any information reasonably
            requested by the Company relating to such claim;

                              (ii) Take such action in connection with
            contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; provided, however, (A) nothing in this Agreement shall obligate the Executive to extend any statute of limitations with respect to any tax return, if any other tax issues have been, or might be, raised by the Internal Revenue Service in connection with such return and (B) the Executive shall be entitled to be represented by counsel of his own choosing with respect to such other issue(s) and such counsel and the counsel selected by the Company shall reasonably cooperate with one another in the respective representations;

                              (iii) Cooperate with the Company in good faith in
            order effectively to contest such claim; and

                              (iv) Permit the Company to participate in any
            proceedings relating to such claims.

                        (3) The Company shall directly bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this subsection 5.7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim. However, if the Executive does not comply in, every respect with the procedures described in this subsections (A) the Company will not be obliged to defend (or participate in the defense of) the Executive against any claim made by the Internal Revenue Service and (B) will not be liable in any respect for any additional taxes interest or penalties assessed against the Executive.

                        (4) If, after the receipt by the Executive of an amount pursuant to this subsection 5.7 (including the Gross-Up Payment), the Executive becomes entitled to receive any refund with respect to such claim due to an overpayment of any Excise Tax or income tax, including interest and penalties with respect thereto, the Executive shall (subject to the Company's complying with the requirements of this subsection 5.7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

            5.8. Non-Renewal. The Executive's employment shall terminate on the last day of the then-scheduled Term if the Company fails to renew the Agreement as provided for in Section 1. In the event of termination by non-renewal that does not occur during the Protected Period, the Company will, subject to subsection 10.5, pay the Executive base salary continuation for a period of 18 months following the date of termination, which shall be paid in equal installments in accordance with the Company's payroll practices for executive employees. The Company shall also reimburse the Executive for his cost of maintaining continuing health care coverage for a period of no more than 18 months following the effective date of termination; provided, however, that health insurance reimbursements shall cease upon the Executive's becoming eligible for similar coverage under another benefit plan; and further provided that the amount of this reimbursement will not be larger than the sum of the premiums the Executive would have incurred under COBRA to maintain coverage for 18 months under the Company's plan in which he was participating (and at the same level he was participating) when his employment terminated. Any SARs and Units that would have vested during the three months following such termination shall vest on the date they would have so vested. Any SARs and Units that remain unvested at the conclusion of such three months shall be forfeited. All existing Company equity other than SARs and Units shall be governed by the Stock Incentive Plan and the applicable award agreement thereunder. Notwithstanding the foregoing, if the Company fails to renew the Agreement at any point during the Protected Period, the Executive will receive the payments and benefits described in subsections 5.6 and 5.7.

            5.9. Method of Payment. The Company, at its option, may elect to pay, as a lump sum, any installment payments due under Section 5. If the Company decides to accelerate payment of any installment obligation due under Section 5, the amount paid will be reduced to reflect the value of the accelerated payment. This reduction will be based on the rate paid under 90-day U.S. Treasury Bills issued on the first issue date after this Agreement terminates.

            5.10. Application of Pro Rata. Whenever a pro rata share is required to be paid under this Section 5, it will be based on the number of days between the first day of the fiscal year during which the Executive terminates employment and the date that the Executive terminates employment divided by the number of days in the fiscal year during which the Executive terminates employment.

      6.    Notice.

            6.1. How Given. Whenever in this Agreement notice is permitted or required, the notice shall be in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid, or through Federal Express, UPS, DHL and any other reputable professional delivery service that maintains a confirmation of delivery system. In the event of delivery by mail, the notice shall be addressed to the Chairman of the Board at the Company's then current corporate offices and to the Executive at his then-current address as contained in his personnel file.

            6.2. Effective Date. Notice is effective on the date it is delivered in, the event of personal delivery, or on the date its receipt is acknowledged in the event of delivery by registered mail or through a professional delivery service described in subsection 6.1.

            6.3. Termination. Any notice pertaining to termination of employment under Section 5 of this Agreement shall indicate the specific provision relied upon in this Agreement and describe in reasonable detail the facts and circumstances that purport to provide the basis for the termination.

      7. Release. In exchange for the payments and benefits to the Executive described in this Agreement, as well as any and all other mutual promises made in this Agreement, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns agree to release and forever discharge the Company and its subsidiaries, parent corporations and affiliated entities, and its and their executives, officers, directors, agents, attorneys, successors and assigns, from any and all claims, suits and/or causes of action that grow out of or are in any way related to his recruitment to or his employment with the Company, except the Executive does not release and discharge the Company for any claim that the Company has breached this Agreement and such claims will be subject to arbitration pursuant to Section 9 of this Agreement. This release includes, but is not limited to, any claims that the Company violated the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Older Worker's Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 (as amended), the Family and Medical Leave Act, any law prohibiting discrimination, harassment or retaliation in employment, any claim of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress, the public policy of any state, or any federal, state or local law. The Executive agrees that, upon termination of his employment, he shall reaffirm and execute this release in writing. If the Executive fails to reaffirm and execute this release, or if the Executive revokes the release during any statutorily required period of revocation, the Executive agrees that he will not receive any payment from the Company other than the salary, earned incentive pay and benefits due and payable as a result of actual work for the Company. Specifically, the Executive agrees that a necessary condition for the payment of any of the amounts described in Section 5 in the event of termination (except termination under subsection 5.1) is the Executive's reaffirmation of this release upon termination of his employment. The Executive agrees that he is an experienced senior executive knowledgeable about the claims that might arise in the course of his employment with the Company and that he knowingly agrees that the payments upon termination (except those upon the Executive's Death) provided for in the Agreement are satisfactory consideration for the release of such possible claims. The Executive is advised to consult with an attorney prior to executing this Agreement. The Executive agrees that he has been given 21 days in which to consider this release.

      8. Insurance and Indemnification. The Company shall, to the extent permitted by law, include the Executive during the term of this Agreement under any directors and officers liability insurance policy maintained for its directors and officers. The coverage shall be at least as favorable to the Executive in amount and each other material respect as the coverage of other directors and officers covered thereby. This obligation to provide insurance for the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive's employment with the Company or with any affiliated company.

      9. Arbitration. UNLESS STATED OTHERWISE IN THIS AGREEMENT, THE PARTIES AGREE THAT ARBITRATION SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR EACH OF THEM TO REDRESS ANY DISPUTE, CLAIM OR CONTROVERSY INVOLVING THE INTERPRETATION OF THIS AGREEMENT OR THE TERMS, CONDITIONS OR TERMINATION OF THIS AGREEMENT OR THE TERMS, CONDITIONS OR TERMINATION OF THE EXECUTIVE'S EMPLOYMENT WITH THE COMPANY, INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS FOR ANY TORT BREACH OF CONTRACT, VIOLATION OF PUBLIC POLICY OR DISCRIMINATION WHETHER SUCH CLAIM ARISES UNDER FEDERAL OR STATE LAW.

            9.1. The Executive expressly understands and agrees that the claims that are subject to arbitration under this subsection include, but are not limited to, asserted violations of the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 (as amended, the Family and Medical Leave Act, the Older Worker's Benefit Protection Act; and any other federal, state or local statute, common law or regulation governing employment relationships, employment discrimination, harassment or retaliation.

            9.2. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction, and shall be enforceable in accordance with its terms. This subsection shall survive the termination or expiration of this Agreement.

            9.3. Arbitration shall be held in a location mutually agreed to by the parties, and shall be conducted by a retired federal judge or other qualified arbitrator. The arbitrator will be mutually agreed upon by the parties and the arbitration will be conducted in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated.

            9.4. Any claim or controversy not sought to be submitted to arbitration, in writing, within 120 days of when the party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that party's claim, shall be deemed waived and the party asserting the claim shall have no further right to seek arbitration or recovery with respect to such claim or controversy. Both parties agree to strictly comply with the time limitation specified in this subsection. For purposes of this section, a claim or controversy is sought to be submitted to arbitration if either party gives notice to the other that (1) an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under this section and (2) unless the issue is resolved otherwise, the complaining party intends to submit the matter to arbitration under the terms of this section.

            9.5. To the extent allowed by law, the parties shall split the arbitrator's fee. Additionally, and also to the extent allowed by law, the Company will reimburse the Executive for all other costs of the arbitration (including any attorney's fees) he incurred in connection with an arbitration affecting a matter under this Agreement and in which the Executive prevailed; provided, however, that the amount of this reimbursement will be no more than the smaller of (1) the amount incurred or (2) the larger of (A) the additional amount awarded by the arbitrator as a result of the arbitration with respect to which the costs and attorney fees were incurred or (B) the amount the arbitrator believes is an equitable reimbursement taking into account the nature and significance of the matter raised.

            9.6. The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement or any other matter subject to arbitration, except as otherwise provided in this Agreement, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

            9.7. EXECUTIVE AND THE COMPANY EACH WAIVE THE RIGHT TO HAVE A CLAIM OR DISPUTE WITH ONE ANOTHER DECIDED IN A JUDICIAL FORUM OR BY A JURY, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

      10.   General Provisions.

            10.1. Representation or Executive. The Executive represents and warrants that he is not under any contractual or legal restraint that prevents or prohibits him from entering into this Agreement or performing his obligations under this Agreement.

            10.2. Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Chairman or such other person as may be designated by the Board. This Agreement, and any attachments referenced in the Agreement, constitute the entire agreement between the parties regarding their employment relationship, and any other agreements are terminated and of no further force or legal effect. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made or relied upon by either party which are not set forth expressly in this Agreement.

            10.3. Governing Law; Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

            10.4. No Waiver. Except as otherwise provided in subsection 9.4, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

            10.5. Offset. If the Executive obtains other employment during any period in which he is entitled to receive continued salary or incentive payments under Section 5, any salary or bonus payments (but excluding directors' fees) earned by the Executive during such period shall reduce the Company's obligation to pay continued salary and/or other incentive pay amounts under Section 5 by an amount equal to 50% of the salary and/or incentive compensation amounts so earned.

            10.6. Withholding. All payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law.

            10.7. Survival. Subject to the terms of the Executive's beneficiary designation form, the parties agree that the covenants and promises set forth in Sections 3 through 10 shall survive the termination of this Agreement and continue in full force and effect.

            10.8. Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive's death and shall not preclude the legal representative of the Executive's estate from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives and the Company and its successors. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

            10.9. Successors to Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations under this Agreement.

      IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement, which includes an arbitration provision, and consists of 22 pages.

                                      EXECUTIVE

                                      /s/ Heywood Wilansky
                                      ----------------------------
                                      Signed: November 18, 2004
                                              --------------------
                                      RETAIL VENTURES, INC.

                                      By: /s/ Jay L. Schottenstein
                                          ------------------------
                                      Signed: November 17, 2004
                                              --------------------